EXHIBIT 99.2

Third

Quarter

Report

To

Shareholders

2003

Nine Months Ended

September 30

ASK ABOUT IT AT WORK

HIGHLIGHTS

  Operating earnings per diluted share increased 17.5% for the third quarter excluding the effect of foreign currency translation. (The impact of foreign currency translation on operating earnings per share growth was immaterial in the third quarter.)
  The operating return on average shareholders' equity was 22.4% for the quarter.
  We purchased 2.2 million of AFLAC's shares in the third quarter.
  We increased our 2004 target from 15% to 17% growth in operating earnings per share excluding currency translation.

TO OUR SHAREHOLDERS:

     We remain very pleased with AFLAC's financial performance through September 2003. AFLAC Japan extended its sales momentum, and once again produced better-than-expected sales and financial results. Although AFLAC U.S. sales were below our expectations, its financial results were in line with our targets. Our consolidated operating and financial results remained strong, and we exceeded our target for operating earnings per share growth in the quarter. Based on our year-to-date results, we are very confident that we will increase operating earnings per diluted share by 17% for the full year, before the effect of currency translation.

THIRD QUARTER RESULTS

     The yen strengthened sharply in relation to the dollar in late September. However, the average yen/dollar exchange rate for the third quarter was just slightly stronger than a year ago. As a result, our reported financial results in the third quarter benefited only modestly from the translation of yen into dollars. Regardless of the yen's value, we believe the best measure of AFLAC's performance is to evaluate our results before the effect of the yen because currency changes are outside of our control. The chart on page four compares selected income statement items with and without foreign currency changes.

     Total revenues rose 8.3% to $2.9 billion in the third quarter. Net earnings for the third quarter were $237 million, or $.45 per share on a diluted basis, compared with $240 million, or $.45 per share, a year ago. Net earnings in the third quarter of 2003 included realized investment losses of $6 million, or $.01 per diluted share, compared with realized investment losses of $3 million, or $.01 per share, a year ago. Net earnings in the quarter also included a loss of $2 million, or $.01 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes as required by SFAS 133. The impact of SFAS 133 in the third quarter of 2002 was a gain of $33 million, or $.06 per diluted share.

     In addition to net earnings, the company views operating earnings, a non-GAAP financial measure, as an important indicator of financial performance. We believe the combined presentation and evaluation of operating earnings, together with net earnings, provides information that may enhance an investor's understanding of the company's underlying profitability and results of operations. Operating earnings presented in this report exclude the following items on an after-tax basis from net earnings: realized investment gains/losses and the impact from SFAS 133. The fluctuations in these items are driven by external economic factors that may not reflect the results of our underlying business. Therefore, we believe operating earnings is a useful financial measure because it focuses on the performance of the business and excludes items that are inherently unpredictable.

     Third quarter operating earnings were a record $245 million, compared with $210 million in the third quarter of 2002. Operating earnings per share on a diluted basis rose 17.5% to $.47, compared with $.40 per share in the third quarter of 2002. The stronger yen/dollar exchange rate did not impact earnings on a per-share basis during the third quarter. Operating return on average shareholders' equity was 22.4% for the quarter.

     During the third quarter, we acquired 2.2 million shares of AFLAC stock. At the end of September 2003, we had approximately 10 million shares available for purchase under the current repurchase authorization from the board of directors.

NINE MONTHS RESULTS

     For the nine months of 2003, total revenues benefited from a stronger yen and rose 13.3% to $8.6 billion. Net earnings for the nine months were $723 million, or $1.38 per diluted share, compared with $635 million, or $1.20 per share, a year ago. Net earnings for the nine months included realized investment losses of $16 million, or $.03 per diluted share, compared with realized investment losses of $11 million, or $.02 per share, a year ago. Net earnings for the nine months of 2003 also included a gain of $11 million, or $.02 per diluted share, from the effect of SFAS 133, compared with a gain of $42 million, or $.08 per share for the same period in 2002.

     Operating earnings for the nine months were $728 million, or $1.39 per diluted share, compared with $604 million, or $1.14 per share in 2002. Excluding the $.04 per share benefit from the stronger yen, operating earnings per diluted share rose 18.4%.

AFLAC JAPAN

     AFLAC Japan continued to generate strong sales and financial results. Premium income in yen rose 6.3% in the third quarter. Net investment income increased 5.7%. Investment income growth has been somewhat suppressed in yen terms this year by the stronger yen/dollar exchange rate because AFLAC Japan derives approximately 29% of its investment income from dollar-denominated investments. Total revenues were up 6.5%. Due to continued improvement in the benefit ratio, the pretax operating profit margin expanded from 12.0% to 12.7%. As a result, pretax operating earnings advanced 12.8%. For the nine months in yen, premium income increased 6.4%, and net investment income was up 3.7%. Total revenues rose 6.2% and pretax operating earnings grew 13.7%.

     The average yen/dollar exchange rate of 117.76 in the third quarter was 1.3% stronger than the average rate of 119.24 in the third quarter of 2002. For the nine months, the average exchange rate was 118.39, or 6.5% stronger than the rate of 126.03 a year ago. The stronger average yen/dollar exchange rates enhanced AFLAC Japan's growth rates as reported in dollars, in particular for the first nine months of the year.

     Premium income in dollars increased 7.8% in the third quarter to $1.8 billion. Net investment income rose 7.1% to $355 million. Total revenues were up 8.0% to $2.2 billion. Pretax operating earnings surged 14.1% to $276 million. For the nine months, premium income rose 13.2% to $5.3 billion. Net investment income was up 10.4% to $1.0 billion. Total revenues increased 13.0% to $6.4 billion. Pretax operating earnings were $843 million, an increase of 21.0% over a year ago.

     Following a sharp increase in June, investment yields continued to improve in the third quarter. For example, the yield of a composite index of 20-year Japanese government bonds averaged 1.69% in the third quarter, compared with .95% in the second quarter. By comparison, we purchased yen-denominated investments at an average yield of 2.99% during the third quarter. Including dollar-denominated securities, our new money yield for the quarter was 3.96%.

     AFLAC Japan produced another quarter of better-than-expected total new annualized premium sales. Total new annualized premium sales rose 15.9% to 29.5 billion yen, or $251 million, in the third quarter. For the nine months, new sales increased 13.0% to 89.5 billion yen, or $756 million. These strong sales results reflected the continued popularity of our new medical policy, EVER. Sales of stand-alone medical plans were up 71.1%, compared with the third quarter of 2002, and represented 31% of total new sales in the quarter. At the same time, sales from many of our other products also exceeded our expectations. Due to tough comparisons to last year, we expect sales to increase 5% to 10% in yen terms for the fourth quarter. However, that would result in an 11% to 12% increase in total new annualized premium sales for the full year, which is well ahead of our initial sales goal of 5% to 10% for 2003.

AFLAC U.S.

     AFLAC U.S. posted solid financial results in the third quarter even though total new annualized premium sales did not meet our expectations. Premium income increased 16.3% to $660 million. Net investment income was up 9.4% to $92 million. Total revenues rose 15.3% to $755 million, and pretax operating earnings increased 16.5% to $117 million. For the nine months, premium income was up 17.5% to $1.9 billion, while net investment income rose 8.8% to $267 million. Total revenues increased 16.3% to $2.2 billion. Pretax operating earnings were $327 million, or 12.7% higher than a year ago.

     As we announced in late September, growth in total new annualized premium sales remained sluggish in the third quarter, compared with the third quarter of 2002. Total new sales increased 1.0% to $263 million in the third quarter. For the nine months, new sales were up 4.5% to $783 million. As was the case in the second quarter, no new issues emerged that have caused us to rethink our approach to the market. Instead, we believe the changes we made to help us better execute our model are simply taking longer than we anticipated. We believe it's likely that U.S. sales will also be flat in the fourth quarter, compared with the fourth quarter of 2002. However, we remain convinced that our efforts at expanding AFLAC's sales coordinator base to improve our recruiting and training will lead to better sales growth in the future. With several states still producing strong sales growth, we are confident in our overall business model and continue to view the United States as a vast market that is well suited to our products.

DIVIDEND

     The board of directors has declared the fourth quarter cash dividend of $.08 per share. The dividend is payable on December 1, 2003, to shareholders of record at the close of business on November 13, 2003.

OUTLOOK

     Overall, we are quite pleased with AFLAC's financial performance in 2003. Although we are disappointed with the slower sales growth for AFLAC U.S. this year, we are convinced the United States is a huge and underpenetrated market for supplemental health insurance products. And we are equally confident that the actions we have taken to enhance our sales force management will ultimately prove effective. As a result, we believe it's just a matter of time before our rates of U.S. sales growth improve. At the same time, AFLAC Japan has produced very strong financial and sales results throughout 2003, which has compensated for our U.S. sales performance.

     Most importantly, we believe we are very well positioned for continued strong earnings growth. We expect to increase operating earnings per share by 17% in 2003, excluding the impact of the yen. Last month we increased our 2004 objective from a 15% increase to 17% growth in operating earnings per diluted share before currency translation. And our objective for 2005 is to increase operating earnings per diluted share by 15% excluding the impact of foreign currency translation. Those objectives reflect the confidence we have in our business model and the significant opportunities we see for continued growth in the United States and Japan. There is no disputing that the United States and Japan are the largest insurance markets in the world. We believe those markets are perfectly suited for AFLAC's insurance products. And we further believe we are well positioned to tap into that vast potential.

/s/ Daniel P. Amos

Daniel P. Amos
Chairman and Chief Executive Officer
October 30, 2003

Foreign Currency Translation Effect on			Three Months Results		Nine Months Results

Operating Results			Including	Excluding	Including	Excluding
			Currency	Currency	Currency	Currency
Selected Percentage Changes (1)			Changes	Changes(2)	Changes	Changes(2)

(For the periods ended		Premium income	10.0%	8.8%	14.3%	9.2%
September 30, 2003 - unaudited)
		Net investment income	7.4	6.6	9.9	6.2
1	The numbers in this table are
	presented on an operating basis	Total benefits and
	as defined on page 1.	expenses	8.9	7.7	12.9	7.8

2	Amounts excluding foreign	Operating earnings	16.5	16.2	20.5	17.1
	currency changes were
	determined using the same yen/	Operating earnings per
	dollar exchange rate for the	diluted share	17.5	17.5	21.9	18.4
	current period as the comparable
	period in the prior year.

Consolidated Statements of Earnings			AFLAC Incorporated and Subsidiaries
(In millions, except for share and per-share amounts - Unaudited)
	Three Months Ended September 30,			Nine Months Ended September 30,

	2003	2002	% Change	2003	2002	% Change

Revenues:
Premiums, principally
supplemental health insurance	$2,478	$2,253	10.0%	$7,257	$6,348	14.3%
Net investment income	448	418	7.4	1,314	1,195	9.9
Realized investment gains (losses)	(4)	(3)		(17)	(14)
Other income (losses)	9	39		46	62

Total revenues	2,931	2,707	8.3	8,600	7,591	13.3

Benefits and expenses:
Benefits and claims	1,872	1,735	7.9	5,500	4,878	12.7
Acquisition and operating
expenses:
Amortization of deferred
policy acquisition costs	113	99		341	284
Insurance commissions	287	274		842	772
Insurance expenses	264	218		724	612
Interest expense	6	5		16	14
Other operating expenses	18	19		58	67

Total acquisition and
operating expenses	688	615	11.7	1,981	1,749	13.3

Total benefits and expenses	2,560	2,350	8.9	7,481	6,627	12.9

Earnings before income taxes	371	357	4.0	1,119	964	16.0
Income taxes	134	117		396	329

Net earnings	$237	$240	(1.0)%	$723	$635	13.9%

Net earnings per share:
Basic	$.46	$.46	-%	$1.41	$1.22	15.6%
Diluted	.45	.45	-	1.38	1.20	15.0

Common shares used in computing EPS (In thousands):
Basic	513,385	516,984	(.7)%	513,888	518,169	(.8)%
Diluted	521,212	527,908	(1.3)	522,793	529,038	(1.2)

Cash dividends per share	$.08	$.06	33.3%	$.22	$.17	29.4%

Reconciliation of Operating to Net Earnings			AFLAC Incorporated and Subsidiaries
	Three Months Ended September 30,			Nine Months Ended September 30,

	2003	2002	% Change	2003	2002	% Change

Operating earnings	$245	$210	16.5%	$728	$604	20.5%
Reconciling items, net of tax:
Realized investment gains (losses)	(6)	(3)		(16)	(11)
SFAS 133	(2)	33		11	42

Net Earnings	$237	$240	(1.0)%	$723	$635	13.9%

Operating earnings per share - diluted	$.47	$.40	17.5%	$1.39	$1.14	21.9%
Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	(.01)		(.03)	(.02)
SFAS 133	(.01)	.06		.02	.08

Net earnings per share - diluted	$.45	$.45	-%	$1.38	$1.20	15.0%

Consolidated Balance Sheets	AFLAC Incorporated and Subsidiaries
(In millions, except for share and per-share amounts - Unaudited) September 30,	2003	2002

Assets:
Investments and cash:
Securities available for sale, at fair value:
Fixed maturities	$25,037	$22,190
Perpetual debentures	3,227	2,687
Equity securities	66	242
Securities held to maturity, at amortized cost:
Fixed maturities	9,027	7,212
Perpetual debentures	4,145	3,626
Other investments	33	19
Cash and cash equivalents	1,176	1,291

Total investments and cash	42,711	37,267
Receivables, primarily premiums	495	401
Accrued investment income	403	363
Deferred policy acquisition costs	4,789	4,096
Property and equipment, net	503	469
Other	335	297

Total assets	$49,236	$42,893

Liabilities and Shareholders' equity:
Liabilities:
Policy liabilities:
Future policy benefits	$33,711	$28,378
Unpaid policy claims	2,008	1,945
Unearned premiums	489	413
Other policyholders' funds	928	716
Notes payable	1,376	1,295
Income taxes	2,312	2,346
Payables for security transactions	135	8
Payables for return of cash collateral on loaned securities	594	831
Other	1,016	857

Total liabilities	42,569	36,789

Shareholders' equity:
Common stock	65	65
Additional paid-in capital	405	362
Retained earnings	5,854	5,089
Accumulated other comprehensive income:
Unrealized foreign currency translation gains	216	226
Unrealized gains on investment securities	2,236	2,211
Minimum pension liability adjustment	(11)	-
Treasury stock	(2,098)	(1,849)

Total shareholders' equity	6,667	6,104

Total liabilities and shareholders' equity	$49,236	$42,893

Shareholders' equity per share	$13.01	$11.85

Shares outstanding at end of period (In thousands)	512,418	515,168

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," or similar words as well as specific projections of future results, generally qualify as forward-looking. AFLAC undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with AFLAC's investment activities; significant changes in interest rates; fluctuations in foreign currency rates; deviations in actual experience from pricing and reserving assumptions; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company, and general economic conditions in the United States and Japan.

AFLAC Incorporated

     Worldwide Headquarters
     1932 Wynnton Road
     Columbus, Georgia 31999
     Tel: (706) 323-3431
     aflac.com

Customer Service

     Policyholders and claimants needing assistance
may call (800) 99-AFLAC or (800) 992-3522.
Sales associates should call (800) 462-3522.

Shareholder and Investor Inquiries

     If you have questions about AFLAC, call our toll-free
telephone number, (800) 235-2667, and use the
following menu items.
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representative regarding your AFLAC stock account.
     Press 3 to speak to an Investor Relations
representative regarding AFLAC's financial
performance or other investor related issues.

Contact:

     Kenneth S. Janke Jr.
     Senior Vice President, Investor Relations
     (800) 235-2667 or (706) 596-3264
     Fax: (706) 324-6330
     kjanke@aflac.com